SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

CAPTARIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Title of each class of securities to which transaction applies:	Aggregate number of securities to which transaction applies:	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:	Proposed maximum aggregate value of transaction:	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid: ___________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.: ___________________________________________________________

(3)	Filing Party: _____________________________________________________________________________________

(4)	Date Filed: ______________________________________________________________________________________

[LOGO OF CAPTARIS]

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Captaris, Inc., will be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Tuesday, May 4, 2004. Only shareholders who owned stock at the close of business on the record date, March 5, 2004, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

(1) elect four directors to our Board of Directors to serve for terms as more fully described in the accompanying Proxy Statement;

(2) ratify the appointment of Deloitte & Touche LLP as our independent accountants for 2004; and

(3) transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT ACCOUNTANTS.

All shareholders are cordially invited to attend the Annual Meeting in person.

To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the Annual Meeting. A return envelope, which requires no postage, if mailed in the United States, is enclosed for this purpose. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By order of the Board of Directors,

/s/ Peter Papano

Peter Papano Chief Financial Officer and Secretary

April 1, 2004

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and guests.

CAPTARIS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Captaris, Inc. of proxies for use at the Annual Meeting of Shareholders to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Tuesday, May 4, 2004, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 1, 2004.

Record Date and Outstanding Shares

Only holders of record of our common stock at the close of business on the record date, March 5, 2004, are entitled to notice of and to vote at the Annual Meeting. On that date, 32,118,963 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the Secretary of Captaris in writing before the Annual Meeting;

•	delivering to the Secretary of Captaris before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors (Proposal 1), the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. The proposal relating to the ratification of the appointment of Deloitte & Touche LLP as our independent accountants (Proposal 2) will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendation.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Abstentions and broker nonvotes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker nonvotes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors and ratification of the appointment of our independent accountants.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

We have retained Mellon Investor Services to aid in the solicitation of proxies for a fee of approximately $3,500, plus reasonable expenses. The cost of soliciting proxies will be borne by Captaris. Proxies may be solicited by personal interview, mail, electronic mail or telephone. In addition, Captaris may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

ELECTION OF DIRECTORS (PROPOSAL 1)

In accordance with the Bylaws of Captaris, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number set by resolution of the Board of Directors. The Board of Directors is currently composed of eight directors, divided into three classes as follows: two Class I directors, three Class II directors and three Class III directors. Directors are generally elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be selected each year by our shareholders. Each director will hold office until the election and qualifications of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors.

On May 22, 2003, the Board of Directors voted to increase the number of directors to eight directors and, effective July 1, 2003, appointed Thomas M. Murnane to fill the vacancy created thereby as an additional Class III director with a term expiring in 2006. Effective November 3, 2003, Patrick J. Swanick was appointed to the Board of Directors to fill the vacancy created upon the resignation of Richard J. LaPorte, a Class II director with a term expiring in 2005. The appointments of Messrs. Murnane and Swanick were recommended and approved by the Governance Committee upon the recommendation of David P. Anastasi, our President and Chief Executive Officer.

Washington law and the Bylaws of Captaris provide that the term of a director appointed to fill a vacancy expires at the next annual meeting of shareholders at which directors are elected. Accordingly, four directors divided among the following classes will be elected at the Annual Meeting:

•	Two Class I directors will be elected to serve three-year terms expiring in 2007;

•	One Class II director will be elected to serve a one-year term expiring in 2005; and

•	One Class III director will be elected to serve a two-year term expiring in 2006.

If elected, each director will serve until the end of his or her respective term or until his or her earlier retirement, resignation or removal. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Ages listed are as of March 5, 2004.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Nominees for Election of Class I Directors Whose Terms Expire in 2007

ROBERT F. GILB (age 58) has been a director of Captaris since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997, Mr. Gilb held several positions at Microsoft Corporation, including General Manager, Financial Analysis; General Manager, Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992, Mr. Gilb was an audit partner with Arthur Andersen L.L.P. in Seattle, Washington. In this capacity he provided services to private and publicly owned companies in a variety of industries including computer software, biotech, retail and distribution. His primary role was to audit and review financial statements for compliance with SEC reporting and generally accepted accounting principles. Mr. Gilb also provided services in connection with mergers and acquisitions and business process reengineering. Mr. Gilb is an Associate Trustee to the Pacific Science Center in Seattle and is a member of the Seattle University Accounting Advisory Board. Mr. Gilb has a B.S. degree in accounting from California State University, Long Beach.

JOHN A. KELLEY, JR. (age 54) has been a director of Captaris since January 2001. Since August 2002, Mr. Kelley has served as President and Chief Executive Officer of McDATA Corporation, a computer networking hardware and software company. From August 2001 to July 2002, he served as the President and Chief Operating Officer of McDATA Corporation. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc. from July 2000 to January 2001. Prior to that, he was Executive Vice President for U S WEST from April 1995 to June 2000. Mr. Kelley serves on the Board of Directors of Polycom, Inc., a publicly traded communications equipment company, serves as National Vice Chairman of the Board of Directors of InRoads, Inc. a non-profit international mentoring program for minorities, and serves on the Board of Directors of the Women’s Vision Foundation. Mr. Kelley received his B.S. degree in business from the University of Missouri, St. Louis.

Nominee for Election of Class II Director Whose Term Expires in 2005

PATRICK J. SWANICK (age 46) was appointed to the Board of Directors in November 2003. Since October 2003, Mr. Swanick has served as Executive Vice President, Consumer Banking, at KeyCorp. Prior to that, from January 1998 until September 2003, Mr. Swanick served in a variety of executive positions with various subsidiaries of KeyCorp including President of KeyBank Retail Banking & Electronic Services, President of Key Electronic Services (E-Commerce & Payments Subsidiary), Executive Vice President of KeyBank Consumer Product Management and Vice Chairman of KeyBank Distribution Management. Mr. Swanick has 24 years of financial services industry experience and has served in a variety of senior management positions in branch banking, new business development, commercial lending, technology and operations. Mr. Swanick also serves as a member of KeyCorp’s Executive Council, the company’s senior leadership group. He currently serves on the Boards of Directors of the Bank Administration Institute, a non-profit financial services organization, and MasterCard International (U.S. Region), a leading private share corporation in the global payments industry. Mr. Swanick holds a B.S. degree in Marketing, with a minor in Spanish, and an M.B.A. in Management from Saint Joseph’s University.

Nominee for Election of Class III Director Whose Term Expires in 2006

THOMAS M. MURNANE (age 56) was appointed to the Board of Directors in July 2003. From July 1988 until September 2002, Mr. Murnane was a partner with PricewaterhouseCoopers LLP where he served as Director of the firm’s Retail Strategy Consulting Practice and later as Global Director of Marketing and Brand Management for PwC Consulting. Since retiring as a Partner from PricewaterhouseCoopers in October 2002, Mr. Murnane has served on the Boards of Directors and Audit Committees of each of Pacific Sunwear of California, Inc., a publicly traded specialty apparel retailer, Finlay Enterprises, Inc., a publicly traded specialty jewelry retailer, and The Pantry,

Inc., a publicly traded convenience store chain. In addition, Mr. Murnane serves as the Chairman of the Governance Committee at Finlay Enterprises, Inc. As a strategy consultant at PricewaterhouseCoopers from 1980 until 1998, Mr. Murnane worked with several well-known retail and consumer products companies, led the development of the business strategy for PwC Consulting and later oversaw the development of the new brand for PwC Consulting, in connection with its intended initial public offering. Mr. Murnane also served on PwC Consulting’s Executive Committee from July 1998 until July 2001. Mr. Murnane holds a B.S.B.A. degree and an M.B.A. degree from The Ohio State University.

DIRECTORS CONTINUING IN OFFICE

The following individuals are continuing directors and are not standing for election this year:

Continuing Class II Directors Whose Terms Expire in 2005

BRUCE L. CROCKETT (age 59) has been a director of Captaris since September 2001 and was elected Chairman of the Board of Directors in 2003. Mr. Crockett has accumulated 31 years of experience in finance and general management in the banking, aerospace and telecommunications industries. Mr. Crockett has served, since 1996, as Chairman of Crockett Technologies Associates, a strategic consulting and investment firm that provides services to the information technology and communications industries. From March 2002 until February 2003, Mr. Crockett served as Administrateur Delegue (equivalent to chief executive officer) and a member of the Board of Directors of Global Radio, S.A., a developer of satellite-direct digital radio services. From 1992 to 1996, he served as President, Chief Executive Officer and a Director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett currently serves on the Boards of Directors of ACE Limited, an insurance company, and the mutual funds of the AIM Management Group Inc., an investment company. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester. Mr. Crockett holds an A.B. degree in geography and economics from the University of Rochester, an M.B.A. degree in finance from Columbia University, a B.S. degree in accounting from the University of Maryland and an Honorary J.D. degree from the University of Maryland.

ROBERT L. LOVELY (age 66) has served as a director of Captaris since 1983. He currently serves as President and a director of The Lovely Corporation, a business development and management firm. From 1994 to 2000, Mr. Lovely served as Executive Vice President and Director of Travel Automation Systems Corporation, a software company. Prior to 1994, Mr. Lovely also served as President, Chief Executive Officer and a director of Satellite Information Systems Co.; founder, general manager and director of Illuminet, Inc (formerly US Intelco Networks, Inc and now a part of VeriSign, Inc.); and founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Mr. Lovely is also a director of Enhanced Technology Financial Services Incorporated, a financial services company. Mr. Lovely holds a B.A. degree in mathematics from Washington State University and an M.B.A. degree from Pacific Lutheran University.

Continuing Class III Directors Whose Terms Expire in 2006

DAVID P. ANASTASI (age 47) joined Captaris as President, Chief Executive Officer and a director in November 2000. From May to November of 2000, Mr. Anastasi served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company. Prior to that, he was a founder and President and Chief Executive Officer of the Global Chipcard Alliance, a SmartCard consortium from 1999 to 2000. From 1994 to 1999, Mr. Anastasi served as Vice President and General Manager of the Public Access Solutions & Smart Card Division of U S WEST. Mr. Anastasi currently serves on the Boards of Directors of the AeA (formerly known as the “American Electronics Association”) and the WSA (formerly known as the “Washington Software Alliance”). Mr. Anastasi holds a B.S. degree in marketing management from Bentley College and a Masters degree with an emphasis in international management from the University of San Francisco.

JAMES S. CAMPBELL (age 76) has served as a director of Captaris since 1991. Since 1987, Mr. Campbell has served as President of Management Partners International, a management consulting firm. Mr. Campbell has also served as President of Bookmaster, a plastics manufacturing company since 1995. Prior to 1987, Mr. Campbell served as Chairman, President and Chief Executive Officer of Fortune Systems Corporation, President of Shugart Corp., Founder and President of Xerox Computer Services and he was a Corporate Vice President of Xerox Corporation. He holds a B.B.A. degree in business administration from the University of Wisconsin and attended the Graduate School of Business at Wisconsin.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between Captaris and each of its directors and has determined that all of the directors, other than Mr. Anastasi, Captaris’ President and Chief Executive Officer, are independent under the recently adopted Nasdaq corporate governance listing standards.

Board Attendance

During 2003, there were eleven meetings of the Board of Directors. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served.

The Board of Directors has adopted a policy that each director is encouraged to attend Captaris’ regularly scheduled Annual Meeting of Shareholders. All but one of our directors as of May 22, 2003 attended Captaris’ 2003 Annual Meeting of Shareholders.

Board of Directors Compensation

Currently, Captaris pays non-employee directors an annual retainer of $15,000, payable in quarterly installments. In addition, Captaris pays annual retainers to the Chairman of the Board of Directors and to each Chairperson of the various committees of the Board of Directors, payable in quarterly installments. Specifically, the Chairman of the Board is paid an additional annual retainer of $10,000; the Compensation Committee Chairman is paid an additional annual retainer of $5,000; the Audit Committee Chairman is paid an additional annual retainer of $10,000; and the Governance Committee Chairman is paid an additional annual retainer of $5,000. Captaris also pays each non-employee director an attendance fee of $1,500 for each in-person Board of Directors meeting attended in person or telephonically and $1,000 for each telephonic meeting, in addition to reimbursing them for reasonable expenses incurred in connection with attending such meetings. Committee meetings held separately from Board of Directors meetings are compensated at the same rates. In-person committee meetings held on the same day as an in-person Board of Directors meeting are compensated at the rate of $1,000 for each committee meeting attended in person or telephonically. Committee meetings held on the same day as other committee meetings receive full compensation. Only members of committees are compensated for attendance and participation at such meetings.

Prior to July 1, 2003, Captaris paid non-employee directors an annual retainer of $10,000 payable in quarterly installments. Captaris also paid each non-employee director an attendance fee of $1,000 for attending Board of Directors meetings in person, and $500 for attending each telephonic Board of Directors meeting, in addition to reimbursing them for reasonable expenses incurred in connection with attending such meetings. Prior to July 1, 2003, committee meetings held separately from Board of Directors meetings were compensated at the same rates as Board of Directors meetings.

All non-employee directors receive automatic stock option grants pursuant to our Non-employee Directors Program under the 1989 Restated Stock Option Plan (the “1989 Plan”). The Non-employee Directors Program provides for an initial automatic grant of an option to purchase 20,000 shares of common stock to each first time non-employee director, with the grant date being the date of the first Board of Directors meeting that he or she attends as a member of the Board of Directors. Prior to July 1, 2003, the initial option grant to purchase 20,000 shares of common stock was granted upon a non-employee director’s initial election or appointment to the Board of Directors rather than on the date of the first Board of Directors meeting he or she attends. In addition to the initial option grant, each non-employee director automatically receives a grant of an option to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders. The exercise price for each option is the fair market value of our common stock on the date of grant. Each option vests one year after it is granted and expires ten years from the date of grant or, if earlier, twelve months after the director’s termination of service with Captaris, death or total disability. In the event of certain corporate transactions, such as a merger, sale or liquidation of Captaris, each outstanding option will accelerate in full in connection with the event.

Committees of the Board of Directors

Compensation Committee

The Compensation Committee currently consists of James S. Campbell, Bruce L. Crockett and Robert L. Lovely (Chairman). Each member of the Compensation Committee is an independent director under Nasdaq listing standards. Until September 2003, the Compensation Committee consisted of Bruce L. Crockett, Robert L. Lovely and Richard J. LaPorte.

The primary function of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of Captaris’ Chief Executive Officer and other executives, employees and directors who are not employees of Captaris, and relating to Captaris’ retirement, welfare and other benefit plans. The Compensation Committee is also responsible for performing other related responsibilities set forth in its written charter, which is attached as Appendix A to this proxy statement and is posted on Captaris’ website at http://www.captaris.com.

The Compensation Committee held eight meetings in 2003.

Audit Committee

The Audit Committee currently consists of James S. Campbell, Robert F. Gilb (Chairman) and Thomas M. Murnane. Each member of the Audit Committee is an independent director under Securities and Exchange Commission (“SEC”) rules and Nasdaq listing standards. The Board of Directors has determined that Mr. Gilb meets the definition of an “audit committee financial expert” under SEC rules. From September 2003 through November 2003, the Audit Committee was comprised of James S. Campbell, Robert F. Gilb, Robert L. Lovely and Thomas M. Murnane. Prior to September 2003, the Audit Committee was comprised of James S. Campbell, Robert F. Gilb and Robert L. Lovely.

The primary function of the Audit Committee is to represent and assist the Board of Directors with the oversight of:

•	the integrity of Captaris’ financial statements and internal controls;

•	Captaris’ compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the audit function by the independent auditor.

The Audit Committee has ultimate authority to select, evaluate, and where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel and other advisors, as it determines necessary to carry out its duties. The Audit Committee is also responsible for performing other related responsibilities set forth in its written charter, which is attached as Appendix B to this proxy statement and is posted on Captaris’ website at http://www.captaris.com.

The Audit Committee held eleven meetings in 2003.

Governance Committee

The Governance Committee currently consists of John A. Kelley, Jr., Thomas M. Murnane (Chairman) and Patrick J. Swanick. Each member of the Governance Committee is an independent director under Nasdaq listing standards. From November 2003 until December 2003, the Governance Committee consisted of Bruce L. Crockett, John A. Kelley, Jr., Thomas M. Murnane and Patrick J. Swanick. From September 2003 until November 2003, the Governance Committee was comprised of Bruce L. Crockett, John A. Kelley, Jr. and Thomas M. Murnane. Prior to September 2003, the Governance Committee consisted of Bruce L. Crockett, John A. Kelley, Jr. and Richard J. LaPorte.

The primary function of the Governance Committee is to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend to the Board of Directors director candidates for election to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies, applicable to Captaris; and

•	monitor compliance with such principles and policies.

The Governance Committee is also responsible for performing other related responsibilities set forth in its written charter, which is attached as Appendix C to this proxy statement and is posted on Captaris’ website at http://www.captaris.com.

The Governance Committee held six meetings in 2003.

Director Nomination Procedures

The Governance Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors, of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Governance Committee reviews with the Board of Directors the requisite qualifications, skills and characteristics for Board of Directors nominees and composition and the specific considerations relating to individual director candidates. Upon the Governance Committee’s recommendations, the Board of Directors recommends the director nominees to the shareholders for selection.

Potential director candidates are referred to the Chairperson of the Governance Committee for consideration by the Governance Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Governance Committee, the Governance Committee will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist the Governance Committee in the identification of director candidates.

The Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Governance Committee, c/o the Secretary, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2005 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary in the manner described below under “Shareholder Proposals.”

The Governance Committee has recommended to the Board of Directors, and the Board of Directors has adopted the Director Selection Guidelines set out in Exhibit A to the Governance Committee Charter. In accordance with the Director Selection Guidelines, the Governance Committee and the Board of Directors, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board of Director nomination: personal and professional ethics, training, experience and ability at making and overseeing policy in business, government and/or educational sectors, commitment to fulfill the duties of the Board of Directors, commitment to understanding Captaris’ business, commitment to engage in activities in the best interests of Captaris, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered. The Governance Committee periodically reviews with the Board of Directors the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board of Directors, the Governance Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communications With the Board of Directors

Shareholders of Captaris may contact the Board of Directors as a group or an individual director by the U.S. postal mail directed to the Chairman of the Board of Directors, c/o the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004. Shareholder communications received by the Secretary of Captaris will be promptly forwarded to the specified director addressees or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication, the name of the individual director or group of directors to whom the communication is addressed.

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2005 Annual Meeting of Shareholders should follow the procedures specified below under the “Shareholder Proposals” section. This section outlines the procedures for submission of shareholder proposals for inclusion in Captaris’ proxy statement for the 2005 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board of Directors or proposals for other business to be considered at the 2005 Annual Meeting of Shareholders.

Additional Corporate Governance Information

The following corporate governance materials of Captaris are available in the “Ethics and Reporting” segment of the “About” section of Captaris’ website at http://www.captaris.com and a copy of the materials will be mailed to you upon request to Captaris, Investor Relations, 10885 NE 4th Street, Bellevue, WA 98004:

•	Audit Committee, Compensation Committee and Governance Committee Charters.

•	Code of Conduct applicable to all directors, officers and employees of Captaris (included in the “Ethical Business Practices” portion of the “Captaris Ethics Guidebook”).

•	Code of Ethics for our CEO and senior financial officers (included in the “Captaris Ethics Guidebook”).

The Captaris Ethics Guidebook is comprised of three sections: Ethical Business Practices, Accounting Practices Complaint Process and Code of Ethics for our CEO and senior financial officers. If we waive any material provision of our Code of Ethics for our CEO and senior financial officers or substantively change the code, we will disclose that fact on our website within five business days.

Compensation Committee Interlocks and Insider Board Participation

Our Compensation Committee currently consists of Messrs. Campbell, Crockett and Lovely. None of these Compensation Committee members served as an officer or employee of Captaris during the year ended December 31, 2003. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 5, 2004 for:

•	our Chief Executive Officer;

•	each of our named executive officers in the Summary Compensation Table below (other than our Chief Executive Officer);

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or group that we know of who owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 5, 2004 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Executive Officers and Directors
David P. Anastasi (3)	738,885	2.2%*
James S. Campbell (4)	68,200	*
Bruce L. Crockett (5)	28,000	*
Robert F. Gilb (6)	66,500	*
John A. Kelley Jr. (7)	28,000	*
Robert L. Lovely (8)	124,800	*
Thomas M. Murnane	-0-	*
Peter Papano (9)	-0-	*
Matthias M. Scheuing (10)	130,685	*
Patrick J. Swanick	-0-	*
David Sohm (11)	341	*
Jeffrey B. deCillia (12)	34,166	*
All directors and current executive officers as a group (10 persons) (13)	1,185,070	3.6%
Other Principal Shareholders
Cannell Capital LLC (14)	3,284,262	10.2%
150 California Street, 5th Floor San Francisco, CA 94111-4525

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Captaris, Inc. 10885 NE 4th Street, Bellevue, WA 98004.

(2)	Based on 32,118,963 outstanding shares as of March 5, 2004.

(3)	Includes 726,885 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004. Also includes an aggregate of 12,000 shares held by Mr. Anastasi’s three minor children. Each child holds 4,000 shares. Does not include 5,650 shares acquired on March 11, 2004 held by Anastasi Family Trust, of which Mr. Anastasi serves as trustee.

(4)	Includes 32,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004. Also includes 27,000 shares held by the Campbell Family Trust, of which Mr. Campbell serves as the trustee and 9,200 shares held by Wells Fargo Investments as custodian for the James S. Campbell IRA.

(5)	Consists of 28,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004.

(6)	Includes 46,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004.

(7)	Consists of 28,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004.

(8)	Includes 64,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004. Also includes 3,900 shares held by Mr. Lovely as custodian for the benefit of his two grandchildren.

(9)	Mr. Papano joined Captaris on September 2, 2003.

(10)	Includes 129,685 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004.

(11)	Mr. Sohm left Captaris in connection with the sale of the MediaLinq unit to PTEK Holdings in September of 2003.

(12)	Mr. deCillia ceased being an executive officer in September 2003 and left Captaris as of December 31, 2003. Represents 34,166 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004.

(13)	Includes 1,055,070 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 5, 2004.

(14)	Based on Schedule 13G/A filed with the SEC on January 5, 2004, Cannell Capital’s beneficial ownership is direct as a result of its discretionary authority to buy, sell, and vote the shares of common stock for its investment advisory clients.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding Captaris common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2003.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,517,099		$5.88		4,618,018	(1)(2)
Equity compensation plans not approved by security holders	3,056,795	(3)	$4.91	(3)	2,124,846	(4)

Total	4,573,894				6,742,864

(1)	Represents shares available for grant under the 1989 Plan.

(2)	Pursuant to a program adopted by the Board of Directors under the 1989 Plan, each of our non-employee directors will receive the following automatic grants: (a) an initial option grant to purchase 20,000 shares of common stock as of the date of the first Board of Directors meeting that he or she attends as a member of the Board of Directors and (b) an annual option grant to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders.

(3)	Does not include stock options that were assumed in connection with Captaris’ acquisition of MediaTel Corporation in April 1999. As of December 31, 2003, assumed options to purchase 12,530 shares of common stock were outstanding, with a weighted-average exercise price of $5.99 per share. As of March 5, 2004, no assumed options remained outstanding.

(4)	Represents shares available for grant under the 2000 Non-Officer Employee Stock Compensation Plan (the “2000 Plan”) under which, in addition to options, Captaris may grant other awards, including without limitation, awards of common stock or units denominated in common stock.

Summary of Equity Compensation Plans Not Approved by Shareholders

2000 Plan

The Board of Directors has approved the 2000 Plan. The purpose of the 2000 Plan is to enhance the long-term shareholder value of Captaris by offering opportunities to selected persons who are not officers or directors of Captaris to participate in Captaris’ growth and success and to encourage them to remain in the service of Captaris and to acquire and maintain stock ownership in Captaris. The Board of Directors, or a committee of the Board of Directors, is the plan administrator.

Types of Awards

Awards under the 2000 Plan may be in the form of nonqualified stock options or stock awards, or in some other form as determined by the plan administrator. Awards may be settled through the delivery of shares of common stock, cash payments, the granting of replacement awards or any combination determined by the plan administrator. The plan administrator may permit or require the deferral of any award payment and may also offer to buy out, for payment in cash or common stock, an award previously granted, based on terms and conditions that the plan administrator may establish.

Nonqualified Stock Options. The plan administrator may grant stock options in the form of nonqualified stock options. The exercise price for the shares subject to a stock option and the term of a stock option is determined by the plan administrator. At the time of grant, the plan administrator determines when the stock option will vest and become exercisable and whether the stock option will continue to be exercisable if a participant ceases to be employed by, or provide services to, Captaris.

Stock Awards. The plan administrator may make awards of common stock or awards denominated in units of common stock. Stock awards may be subject to the terms, conditions or restrictions (including continuous service or the achievement of performance goals) as the plan administrator determines.

Eligibility

Those eligible to receive awards under the 2000 Plan include all of Captaris’ employees, who are not officers or directors. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to Captaris. As of March 5, 2004, approximately 320 employees and other persons were eligible to participate in the 2000 Plan.

Shares Subject to the 2000 Plan

Subject to adjustment in the event of stock splits, stock dividends and the like, the maximum aggregate number of shares of common stock that may be issued pursuant to awards under the 2000 Plan is 5,000,000 shares. Any shares that cease to be subject to an award (other than by reason of exercise or payment of the award to the extent it is exercised for or settled in vested and non-forfeitable shares) are again available for issuance in connection with future grants under the 2000 Plan. As of December 31, 2003, there were 2,124,846 shares available for issuance under the 2000 Plan.

Corporate Transactions

In the event of a “Corporate Transaction,” unless otherwise provided in the instrument evidencing the option or in an employment or services agreement between a participant and Captaris, each outstanding stock option will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a Corporate Transaction, except to the extent such stock options are assumed by the successor corporation. Also, in the event of a Corporate Transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a Corporate Transaction. For purposes of the 2000 Plan, a Corporate Transaction means: (a) the consummation of any merger or consolidation of Captaris with or into another corporation or (b) the consummation of any sale, lease, exchange or transfer (other than a transfer of Captaris’ assets to a majority-owned subsidiary of Captaris) in one transaction or series of related transactions of all or substantially all of Captaris’ outstanding securities or assets.

Nonassignability

During a participant’s lifetime, awards granted under the 2000 Plan may be exercised only by the participant. Awards may not be assigned, pledged or transferred by a participant other than by will or by the applicable laws of descent and distribution. The plan administrator may, however, to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, permit assignment, transfer and exercise and may permit a participant to designate a beneficiary who may exercise the award after the participant’s death.

Term, Amendment and Termination

The 2000 Plan has no fixed expiration date. The 2000 Plan may be amended only by the Board of Directors, but shareholder approval is required for any amendment that would (a) increase the total number of shares available for issuance under the 2000 Plan, (b) modify the class of persons eligible to receive options, or (c) otherwise require shareholder approval under any applicable law or regulation. The Board of Directors may suspend or terminate the 2000 Plan at any time.

Non-Plan Grants

David P. Anastasi

On November 15, 2000, Captaris granted David P. Anastasi, President, Chief Executive Officer and Director of Captaris, a nonqualified stock option grant outside of any of Captaris’ equity incentive plans (the “Non-Plan Grant”). This Non-Plan Grant was an inducement to Mr. Anastasi’s employment. The Non-Plan Grant is for the purchase of 750,000 shares of common stock and vests at a rate of 25% on the first anniversary of the grant date and 2.0833% each month thereafter, for full vesting on November 15, 2004. The exercise price of the Non-Plan Grant is

$5.94 per share, equal to 100% of the fair market value of Captaris’ common stock on the date of grant. Except as expressly provided in the option agreement relating to the Non-Plan Grant, the Non-Plan Grant is subject to the terms and conditions of Captaris’ 1989 Plan. The term of the Non-Plan Grant is ten years from the date of grant unless sooner terminated.

In the event of a change of control (including a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris) as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, the Non-Plan Grant will become fully vested and Mr. Anastasi will have the right immediately prior to the change of control to exercise the Non-Plan Grant. In the event of a change of control as a result of which Captaris’ shareholder’s receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grant may be converted into an option to purchase shares of the surviving corporation and such converted option will become fully vested and exercisable, unless Captaris and the surviving corporation determine that the Non-Plan Grant will instead be treated as if Captaris’ shareholders had received cash, stock or other property in exchange for their shares of Captaris common stock.

If Mr. Anastasi’s employment or service relationship with Captaris is terminated prior to the expiration of the Non-Plan Grant, the continued vesting and exercisability of the Non-Plan Grant will be governed by the terms of the 1989 Plan. If Mr. Anastasi’s employment or service relationship terminates for any reason other than for cause, death or total disability (as such terms are defined in the 1989 Plan), he may exercise that portion of the Non-Plan Grant that is exercisable at the time of termination for a period of three months after the date of termination (or in the case of total disability, 12 months). If Mr. Anastasi is terminated by Captaris for cause, the Non-Plan Grant will automatically terminate and Mr. Anastasi will have no further right to purchase any shares pursuant to the Non-Plan Grant. If Mr. Anastasi dies while he has an employment or service relationship with Captaris or within the three-month period (or 12-month period in the case of total disability) following termination, the Non-Plan Grant may be exercised within one year after the date of death, to the extent Mr. Anastasi would have been entitled to exercise the Non-Plan Grant.

Payment of the exercise price for the Non-Plan Grant may be made by any of the following means: (1) cash, (2) personal, bank certified or cashier’s check, (3) tendering shares of Captaris’ common stock already owned for at least six months that, on the day prior to the exercise date, have a fair market value equal to the aggregate exercise price of the shares being purchased, or (4) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds to pay the exercise price.

Max Anhoury and Lloyd Johnson

On October 22, 1997, Captaris granted Max Anhoury and Lloyd Johnson, now former employees of Captaris, each a nonqualified stock option outside of any of Captaris’ equity incentive plans (the “Non-Plan Grants”). These Non-Plan Grants were an inducement to Messrs. Anhoury’s and Johnson’s employment in connection with the acquisition by Captaris of CommercePath. The Non-Plan Grants are each for the purchase of 120,000 shares of common stock (as adjusted for stock splits) and vested over a three-year period, for full vesting on December 31, 2001. The exercise price for each of the Non-Plan Grants is $7.03 per share (as adjusted for stock splits). The pre-stock split exercise price of $28.09 per share for each of the Non-Plan Grants is equal to 100% of the fair market value of Captaris’ common stock on the date of grant. The term of each of the Non-Plan Grants is ten years from the date of grant, unless sooner terminated.

In the event of a change of control (including a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris) as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, the Non-Plan Grants will terminate, unless exercised by Messrs. Anhoury and Johnson, as applicable, prior to the consummation of the change of control. In the event of a change of control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grants will be converted into an option to purchase shares of the surviving corporation.

Messrs. Anhoury’s and Johnson’s employment or service relationship with Captaris ended for reasons other than for cause (as such term is defined in the Non-Plan Grant Letter Agreements) and, accordingly, they are able to continue to exercise the respective Non-Plan Grants on the same terms as if their employment or service relationship with Captaris had not ended.

Payment of the exercise price for the Non-Plan Grants may be made by any of the following means: (1) cash, (2) personal, bank certified or cashier’s check, (3) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (4) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds to pay the exercise price.

EXECUTIVE OFFICERS

Individuals serving as our executive officers and their ages as of March 5, 2004 are as follows:

Name	Age	Position	Officer Since
David P. Anastasi	47	President, Chief Executive Officer and Director	2000
Matthias M. Scheuing	38	Chief Operating Officer	2002
Peter Papano	54	Chief Financial Officer and Secretary	2003

For Mr. Anastasi’s biographical summary, see “Election of Directors (Proposal 1).”

Mr. Scheuing joined Captaris in January 2002 as its Senior Vice President of Global Field Operations. In October 2002, Mr. Scheuing became Senior Vice President, General Manager of the Products Group. In October 2003, Mr. Scheuing was promoted to Chief Operating Officer. Prior to joining Captaris, Mr. Scheuing served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company, from February 2001 to October 2001, and as Executive Vice President, Sales and Marketing of that company from July 2000 to February 2001. Prior to joining Conversational Computing Corporation, Mr. Scheuing served as Vice President, Marketing for U S WEST’s Small Business Group from January 1999 to July 2000, and in other positions with U S WEST from 1994 to 1997. Mr. Scheuing holds a B.B.A. degree in finance and marketing and an M.B.A. degree in marketing and information systems from Texas Christian University.

Mr. Papano joined Captaris in September 2003. Prior to joining Captaris, Mr. Papano served as Chief Financial Officer of Evant, Inc., an enterprise software company from 2000 to 2003; QRS Corporation, a publicly traded e-commerce company, from 1998 to 2000; and The Dialog Corporation, an electronic information company, from 1991 to 1998. Mr. Papano is a certified public accountant. He holds a B.S. degree in business with an emphasis in finance and an M.B.A. degree in accounting from the University of Colorado.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning compensation for services rendered to Captaris in all capacities for the years ended December 31, 2003, 2002 and 2001 by our Chief Executive Officer, each of our other most highly compensated executive officers whose total salary and bonus exceeded $100,000 in 2003, and two former executive officers, each of whose total salary and bonus exceeded $100,000 for 2003.

	Annual Compensation						Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)
David P. Anastasi	2003	$310,500	$292,679	(1)	$-0-		200,000	$16,863	(2)
President & Chief Executive Officer	2002	300,000	82,050		-0-		64,479	2,750
	2001	300,000	78,750		-0-		-0-	2,625
Matthias M. Scheuing (3)	2003	$229,167	$286,781	(1)	-0-		150,000	$7,519	(4)
Chief Operating Officer	2002	202,086	112,466		-0-		225,000	2,750
Peter Papano (5)	2003	$69,327	$40,846	(1)	$135,632	(6)	175,000	$1,906	(7)
Chief Financial Officer and Secretary
David Sohm (8)	2003	$166,458	$380,000	(9)	-0-		50,000	$42,150	(10)
Former President of MediaLinq	2002	239,519	87,840		-0-		7,722	2,750
Services Group	2001	230,842	66,000		-0-		155,000	2,625
Jeffrey B. deCillia (11)	2003	$242,500	$16,250		$14,817	(12)	-0-	$313,817	(13)
Former Senior Vice President	2002	210,000	51,462		-0-		6,274	2,750
Chief Financial Officer and Secretary	2001	205,000	40,625		-0-		90,000	2,625

(1)	Represents bonus amounts earned for services performed in 2003 but paid in 2004.

(2)	Represents $3,000 in matching contributions to the Captaris 401(k) plan and a $13,863 vacation buy-back payout.

(3)	Mr. Scheuing joined Captaris in January 2002.

(4)	Represents $3,000 in matching contributions to the Captaris 401(k) plan and a $4,519 vacation buy-back payout.

(5)	Mr. Papano joined Captaris in September 2003. His base salary amount shown represents approximately four months of Mr. Papano’s annual base salary for 2003 of $210,000.

(6)	Represents $82,820 in relocation expenses and related $52,812 tax reimbursement payment.

(7)	Represents matching contributions to the Captaris 401(k) plan.

(8)	Mr. Sohm left Captaris in September 2003.

(9)	Represents a bonus associated with the sale of MediaLinq.

(10)	Represents a $17,894 vacation buy-back payout and a $24,256 final personal time off cash-out payment.

(11)	Mr. deCillia ceased being an executive officer in September in 2003 and left Captaris in December 2003.

(12)	Represents a tax reimbursement payment in connection with Mr. deCillia’s departure from Captaris.

(13)	Represents an aggregate amount of $277,956 paid to Mr. deCillia in connection with his departure from Captaris; a $22,628 vacation buy-back payout; a $10,233 final personal time off cash-out payment; and $3,000 in matching contributions to the Captaris 401(k) plan.

Option Grants in Fiscal Year 2003

The following table provides information regarding stock options granted to the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2003.

Name	Number of Securities Underlying Options Granted (#) (1)		Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (3)
						5%	10%
David P. Anastasi	200,000	(4)	12.27%	$3.19	05/22/2013	$401,235	$1,016,808
Matthias M. Scheuing	100,000	(4)	6.13%	$4.86	07/22/2013	305,643	774,559
Matthias M. Scheuing	50,000		3.07%	$4.86	07/22/2013	152,821	387,279
Peter Papano	175,000		10.73%	$5.08	09/02/2013	559,087	1,416,837
David Sohm	25,000		1.53%	$4.86	12/15/2003	76,411	193,640
David Sohm	25,000	(4)	1.53%	$4.86	12/15/2003	76,411	193,640
Jeffrey B. deCillia	—		—	—	—	—	—

(1)	Except as otherwise indicated, the options listed in the table vest on a four-year schedule, with 25.0% of the options becoming exercisable one year after the grant date and an additional 2.08% becoming exercisable each month thereafter until the options are fully vested four years after the grant date, subject to the terms and conditions of the 1989 Plan (including the change of control provisions described below under “Employment Contracts, Termination of Employment and Change-of-Control Arrangements”). The options expire ten years from the date of grant, unless cancelled earlier as a result of termination of employment. The exercise price of the options is the fair market value of our common stock on the grant date. Except as noted below, these options were granted as incentive stock options to the extent allowable. In connection with Mr. Sohm’s departure from Captaris upon the sale of our MediaLinq division, the unvested portion of all of his stock options, including the options listed in this table, were accelerated and became fully vested and exercisable, effective September 15, 2003.

(2)	We granted stock options to purchase 1,630,493 shares of our common stock to employees and officers in 2003.

(3)	The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(4)	These options were granted as nonqualified stock options and vest in full on May 22, 2009, subject to earlier vesting over a five year period based on Captaris’ common stock price performance relative to that of the Nasdaq Composite Index.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding option exercises in 2003 and options held as of December 31, 2003 by each of the individuals listed in the Summary Compensation Table.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options Held at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David P. Anastasi	—	$—	609,013	405,466	$60,863	$552,160
Matthias M. Scheuing	—	—	98,436	276,564	220,897	428,853
Peter Papano	—	—	—	175,000	—	94,500
David Sohm	253,270	745,958	—	—	—	—
Jeffrey B. deCillia	93,006	336,206	34,166	—	—	—

(1)	The value realized is the difference between the fair market value of the underlying stock at the time of the exercise and the exercise price.

(2)	Amounts are based on the closing price of Captaris common stock on December 31, 2003, as reported on the Nasdaq National Market, which was $5.62. There is no guarantee that if and when these options are exercised they will have this value. An option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

Anastasi Employment Agreement. Captaris entered into an employment agreement, dated October 26, 2000, with David P. Anastasi, President and Chief Executive Officer. The employment agreement established Mr. Anastasi’s initial base salary, provided for an annual bonus based on the achievement of personal and financial objectives agreed upon by the Compensation Committee and Mr. Anastasi, and provided for an initial option grant to Mr. Anastasi. Under the employment agreement, Mr. Anastasi was entitled to an annual bonus targeted at an amount aggregating 25% of his annual base salary if all specified individual performance-related objectives were met and an additional annual cash bonus under the Captaris Management Incentive Compensation Plan (“MICP”) targeted at 25% of his base salary for the given year. On December 11, 2003, the Compensation Committee approved a new allocation of annual cash bonus awards for executive officers for 2004. Under the new allocation, 40% of an executive officer’s total annual bonus target is based on the achievement of individual performance-related objectives and 60% of the total annual bonus target is based on the MICP. Mr. Anastasi’s employment agreement was amended to reflect this new allocation.

Mr. Anastasi is also entitled to participate in such benefit plans as are generally available to Captaris’ executive officers. In the event Mr. Anastasi is terminated without cause or resigns for good reason (each as defined in the employment agreement), he is entitled to receive:

•	the lesser of 12 months of annual base salary or that amount of salary he would have earned for the duration of the employment agreement;

•	the amount of any bonus that has been earned by Mr. Anastasi prior to the date of his termination; and

•	benefits for a period of 12 months from the date of termination.

The employment agreement will expire on December 31, 2004, unless terminated earlier. Thereafter, the employment agreement is automatically extended on each January 1 for consecutive one-year terms unless Mr. Anastasi is terminated, or Captaris or Mr. Anastasi provides 90 days’ prior written notice to the other party of its intent not to renew the agreement.

Executive Officer Severance. We generally provide our executive officers with severance upon termination of their employment by Captaris without cause, which normally consists of a lump-sum severance payment equal to six months of annual base salary and a lump-sum payment equal to six months of medical and dental premiums.

Agreements with Jeffrey B. deCillia. We entered into several agreements with Mr. deCillia in connection with his departure from Captaris in 2003. Under an agreement entered into on June 27, 2003, Mr. deCillia received severance payments equal to six months of base salary ($105,000), six months of medical and dental benefits ($8,231, including a gross up for taxes), and $16,250 in recognition of his achievement of a portion of his individual performance objectives for 2003. In addition, Mr. deCillia was paid a bonus payment of $16,250 for completion of agreed upon transition objectives for the period from the date of the agreement through July 15, 2003. Pursuant to a separate agreement entered into on June 27, 2003, Mr. deCillia agreed to extend his employment with Captaris beyond July 15, 2003 to provide agreed upon transition services during the second half of 2003 in exchange for compensation at a rate of $22,917 per month. Mr. deCillia agreed to extend these transition services pursuant to an agreement entered into on July 31, 2003 in exchange for the same compensation per month.

On December 19, 2003, we entered into a final agreement with Mr. deCillia, which replaced and superceded, on a going-forward basis, each of the agreements described above. Under the December agreement, Mr. deCillia received a lump sum severance payment of $173,525 and was entitled to receive a 401(k) matching contribution on the same basis as other employees of Captaris. The December agreement also provides the following with respect to stock options held by Mr. deCillia on the date of the December agreement: (a) the post-termination exercise period with respect to stock options held by Mr. deCillia with an exercise price of $6.09 (34,163 shares) was extended to September 30, 2004; (b) stock options held by Mr. deCillia with an exercise price of $2.11 (15,750 shares) became fully vested and exercisable, provided that such stock options terminated, if not exercised, on December 31, 2003.

1989 Plan. In the event of a change of control, such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris, as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will become fully vested and participants will have the right immediately prior to the change of control to exercise their stock options. In the event of a change of control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will be converted into an option to purchase shares of the surviving corporation and such converted option will become fully vested and exercisable, unless Captaris and the surviving corporation determine that the stock options will instead be treated as if Captaris’ shareholders had received cash, stock or other property in exchange for their shares of Captaris common stock.

1994 Non-employee Director Stock Option Plan. As of December 31, 2003, stock options to purchase 48,000 shares of our common stock were outstanding under Captaris’ 1994 Non-employee Director Stock Option Plan (the “1994 Plan”). No additional options will be granted under the 1994 and future grants to non-employee directors will be made pursuant to the Non-employee Directors Program under the 1989 Plan. In the event of certain corporate transactions, such as a sale of all or substantially all of our assets, or a merger or sale of more than 80% of our outstanding stock to another corporation or entity, each outstanding option under the 1994 Plan will automatically accelerate and become 100% vested and exercisable for a period of 20 days prior to the effective date of the transaction, after which time the options will terminate.

2000 Plan. Except as otherwise provided in the instrument evidencing a stock option or in an employment or services agreement between Captaris and a participant, in the event of certain corporate transactions, such as a merger or sale of Captaris, each outstanding stock option under, or governed by the terms of, the 2000 Plan will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a corporate transaction, except to the extent such stock options are assumed by the successor corporation. Also, except as otherwise provided in the instrument evidencing an award or in an employment or services agreement between Captaris and a participant, in the event of a corporate transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a corporate transaction.

Compensation Committee Report on Executive Compensation

The members of the Compensation Committee are James S. Campbell, Bruce L. Crockett and Robert L. Lovely, each of whom is an independent non-employee director. The Committee is responsible for establishing and administering compensation policies and programs for our executive officers. The Committee has sole authority to engage or terminate any outside consultants that are retained to assist the Committee in the evaluation of Chief Executive Officer or other executive officer compensation, including sole authority to approve the fees and other retention terms. As the Committee deems appropriate, it may also retain independent counsel, accounting and other professionals to assist the Committee without seeking Board of Directors approval with respect to the selection, fees or retention terms for any such advisors. Such compensation consultants report to the Committee.

Captaris’ executive compensation program has been designed to ensure that compensation provided to executive officers is closely aligned with Captaris’ business objectives and financial performance, and to enable Captaris to attract and retain those executive officers who contribute to our long-term success.

Our executive compensation consists of three components: base salary, annual cash bonus and long-term incentive awards. The Committee establishes each executive’s compensation package by considering:

•	the salaries of executive officers in similar positions in companies in the same industry as Captaris and in related industries;

•	the experience and contribution levels of the individual executive officer; and

•	Captaris’ financial performance.

The Committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment.

Executive Officer Compensation

Executive Pay Structure. The Chief Executive Officer annually recommends executive officer compensation programs to the Committee after the Board of Directors has approved the annual operating plan. The Committee reviews compensation survey data for executive officers in similar positions in companies in the same industry as Captaris and in related industries. The companies in the surveys reviewed include some, but not all, of the companies that comprise the S&P Smallcap 600 — Application Software Index shown in the performance graph following this report. The Committee believes that the total compensation package for executive officers, assuming bonuses at targeted levels are near the median for executive officers in similar positions at benchmark companies.

Base Salaries. Individual base salaries are based on historical practice, subjective evaluation of individual performance levels and contributions to Captaris’ business objectives, as well as objective comparisons to peer data for similar positions. For certain executive officers, initial base salary is also established by the executive officer’s employment agreement with Captaris.

Annual Cash Bonus Awards. For 2003, each executive officer was entitled to earn annual cash bonus incentive awards pursuant to the following programs:

•	Individual Performance Awards. Each executive had the potential to earn a cash bonus award based on the achievement of individual performance-related goals within the executive’s area of responsibility. Generally, each executive was assigned between four and eight performance-related goals, which could be quantitative and qualitative, with a portion of the total individual performance bonus target amount assigned to each goal.

•	Management Incentive Compensation Plan (MICP). Under the MICP for 2003, 50% of the potential awards were based on the achievement of Captaris’ revenue goal for 2003 and 50% of the potential awards were based on the achievement of Captaris’ operating profit goal, each goal as approved in the 2003 annual operating plan. Bonus payments under the 2003 MICP were contingent upon Captaris achieving at least 70% of each of the revenue and operating profit goals. Assuming both minimum thresholds were achieved, the actual bonus amounts with respect to the operating profit goal would be calculated by multiplying each executive officer’s target operating profit bonus amount by a payout percentage equal to actual operating profit as a percentage of the operating profit target. Actual bonus amounts with respect to the revenue goal, assuming both minimum thresholds were achieved, would be calculated as follows: (a) 100% of the revenue-based target bonus amounts would be paid for achievement of 100% of the revenue goal, (b) for each $1 million dollars of actual revenue above the revenue goal, actual bonus amounts would be increased by 8% of the target bonus amount, compounded at each $1 million increment, and (c) a predetermined partial percentage of the revenue-based target bonus amount would be paid for achievement of less than 100% of the revenue goal.

The combined target amount for awards from the two programs averaged approximately 43% of each executive officer’s base salary in 2003, and was distributed evenly between the achievement of MICP and individual performance goals.

Our current executive officers — Messrs. Anastasi, Scheuing and Papano — earned an aggregate of $161,687 in individual performance awards for 2003, which represented 100% of the targeted individual performance award amounts for each executive officer. Executive officers (other than Mr. Sohm) who ceased being executive officers during 2003 were paid an aggregate of $123,750 in severance payments in recognition of their achievement of individual performance objectives through the date they ceased being executive officers.

In 2003, Captaris achieved more than 100% of the revenue and operating profit goals, which triggered payment to each executive officer of 324% of his full revenue-based MICP bonus amount, and 237% of his operating profit-based MICP bonus amount. The MICP bonus amounts were substantially impacted by the acceleration and conclusion of Captaris’ OEM Agreement with Cisco Systems, Inc. in the fourth quarter of 2003. This transaction resulted in $11.9 million of revenue and, exclusive of the impact on incentive programs, an equivalent increase in operating income.

The MICP revenue goal was adjusted downward to reflect the dispositions of the CallXpress product line and the MediaLinq division, and was not adjusted for the acquisition of Teamplate. All three transactions occurred in the third quarter of 2003. The MICP operating profit goal was adjusted downward to reflect the disposition of MediaLinq, but was not adjusted for the disposition of the CallXpress product line or the acquisition of Teamplate.

The gain on the sale of the CallXpress product line and related restructuring costs, and the revenue and costs associated with Teamplate activities, all of which are included in Captaris’ operating results, were excluded from the MICP payout calculations. The gain on the sale of the MediaLinq division and all post sale charges related to the sale, which amounts are reported in discontinued operations, were also excluded from the MICP payout calculations.

Mr. Sohm, who served as President of our MediaLinq Services Group until its sale in September 2003, did not receive a bonus under the programs described above. Instead, Mr. Sohm was paid a bonus of $380,000 in recognition of his efforts in completing the sale of MediaLinq.

Stock Options. The Committee also grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. In determining the size of the grants, the Committee considers the amount and value of options currently held, but it focuses primarily on the executive’s past and likely continued contribution to Captaris, as well as the executive’s relative position within Captaris. Although the Committee does not have a target ownership level for common stock holdings by executives, the Committee’s objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock. Captaris has generally awarded options to executive officers at the time of employment and promotion, and at discretionary intervals thereafter (generally on an annual basis).

Options typically are granted with exercise prices at least equal to the fair market value on the date of grant. In 2003, we granted an option to purchase 175,000 shares of common stock to our newly appointed Chief Financial Officer as an employment inducement grant. In addition, we granted options to purchase an aggregate of 400,000 shares to executive officers in connection with either the promotion of such executive officers or the achievement of certain corporate goals.

Compensation of the Chief Executive Officer

David Anastasi joined Captaris as its President and Chief Executive Officer in November 2000. His compensation for 2003 was established, in part, in his employment agreement, which is more fully described in this proxy statement under the heading “Employment Contracts, Termination of Employment and Change-of-Control Arrangements.” Mr. Anastasi’s annual base salary for 2003 was set at $310,500, which represented an increase of $10,500 in base salary over 2002. The increase was approved by the Committee in recognition of Mr. Anastasi’s past and expected future contributions to Captaris. Similar to other executive officers, Mr. Anastasi participates in the MICP and individual performance awards programs. His aggregate targeted bonus opportunity under these programs in 2003 was $155,250, split evenly between the MICP and the achievement of individual performance-related goals, which consisted of financial, strategic and operational objectives. Mr. Anastasi earned 100% (or $77,625) of his targeted individual performance award and was paid under the MICP like other executive officers as described above. Also, in recognition of Mr. Anastasi’s past and expected future contributions to Captaris, and to further align his interests with the creation of increased shareholder value over time, in 2003, the Committee granted Mr. Anastasi an option to purchase 200,000 shares of Captaris common stock with an exercise price equal to the fair market value of the common stock on the date of grant ($3.19 per share). The option vests in full on May 22, 2009. The option has provision for early vesting of 25% of the total each year based on Captaris’ stock price performance relative to the Nasdaq Composite Index in a calendar year.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to Captaris’ Chief Executive Officer and any of its five other highest-paid executives. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee does not expect cash compensation in 2004 to the Chief Executive Officer or any other executive officer to be in excess of $1 million, and intends to qualify future stock option grants as performance-based compensation for this deduction.

Compensation Committee

of the Board of Directors

Robert L. Lovely (Chairman)

James S. Campbell

Bruce L. Crockett

Stock Price Performance Graph

The following graph compares the five-year cumulative total shareholder return of our common stock to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the S&P Smallcap 600 — Application Software Index for the period beginning December 31, 1998, and ending December 31, 2003.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG CAPTARIS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND A PEER GROUP

*	$100 invested on 12/31/98 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02	12/03
Captaris, Inc.	100.00	162.07	34.27	25.45	16.55	38.76
Nasdaq Stock Market (U.S.)	100.00	186.20	126.78	96.96	68.65	108.18
S&P Smallcap 600 — Application Software	100.00	170.16	134.80	135.61	98.03	142.21

This comparison assumes $100 was invested on December 31, 1998 in: (a) Captaris, Inc. common stock, (b) the Nasdaq Stock Market (U.S.) Index, and (c) the S&P Smallcap 600 — Application Software Index, with all dividends reinvested. Our Board of Directors and our Compensation Committee recognize that many factors influence the market price of stock, one of which is company performance. The stock price and returns shown above for our common stock are historical and do not necessarily predict future price performance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Captaris with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2003, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent under applicable SEC rules and Nasdaq listing standards. The Audit Committee has reviewed and discussed with the management and the independent accountants the audited financial statements as of and for the fiscal year ended December 31, 2003 and the independent accountants’ report thereon. Additionally, the Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Captaris’ Annual Report on Form 10-K for the fiscal year 2003 for filing with the Securities and Exchange Commission.

The Audit Committee

of the Board of Directors

Robert F. Gilb (Chairman)

James S. Campbell

Thomas M. Murnane

INDEPENDENT PUBLIC ACCOUNTANTS

Change of Independent Public Accountants

As of July 16, 2002, we dismissed Arthur Andersen LLP (Andersen) as our independent accountants and engaged Deloitte & Touche LLP (“Deloitte”) to serve as our independent accountant for 2002.

The decision to change our independent accountants was recommended and approved by our Audit Committee and approved by our Board of Directors. Andersen’s report on the financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. We had no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

During the period that Andersen served as our independent accountants and through July 16, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of a Current Report on Form 8-K relating to the change in independent accountant (filed with the SEC on July 22, 2002), we requested that Andersen furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. However, Andersen informed us that Andersen has ceased providing written representations for use in Form 8-Ks concerning changes in a registrant’s certifying accountant. If we receive such a letter from Andersen, we will file a copy of the letter received as Exhibit 16.1 to an amendment to our Form 8-K no later than the second business day after we receive such letter.

From January 2000 through July 16, 2002, we did not consult with Deloitte regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided by Deloitte that was an important factor we considered in reaching a decision on an accounting, auditing or financial reporting issue, or (b) any matter that was the subject of either a disagreement or a reportable event.

Independent Auditor Fees

The aggregate fees billed for professional services rendered by Deloitte and Andersen for fiscal years 2003 and 2002 are as follows:

	Deloitte		Andersen (1)
	2003	2002	2003	2002
Audit Fees (2)	$542,777	$594,800	—	$11,500
Audit-Related Fees (3)	7,500	12,000	—	—
Tax Fees (4)	$87,120	62,200	—	$40,700
All Other Fees (5)	$1,500	—	—	—

Total Fees	$638,897	$669,000	—	$52,200

(1)	Effective July 16, 2002, we dismissed Arthur Andersen LLP as our independent accountant and engaged Deloitte & Touche LLP to serve as our independent accountants for the fiscal year ended December 31, 2002.

(2)	Audit services billed in 2003 consisted of audit of our annual financial statements, review of quarterly financial statements, statutory audits, consents and other services related to filings with the SEC. Services in 2002 consisted of audit of our annual financial statements, review of our quarterly financial statements, consents and other services related to filings with the Securities and Exchange Commission, and fees billed for the re-audit of the restated financial statements for the year ended December 31, 2001.

(3)	Audit-related fees billed in 2003 consisted of Sarbanes-Oxley Act training. Audit-related services billed in 2002 consisted of employee benefit plan audits.

(4)	Tax services billed in 2003 and 2002 consisted of tax compliance and tax planning and advice. Fees for tax compliance services totaled $52,500 in 2003. Tax compliance services are services rendered, based upon facts already in existence or transactions already occurred, to document and compute amounts to be included in tax filings. Such services consisted of federal and state income tax return assistance. Fees for tax planning and advice services totaled $34,620 in 2003 and $62,200 in 2002. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to acquisitions and related tax structures.

(5)	All other fees billed in 2003 consisted of a subscription fee.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants’ independence. Under the policy, any services provided by the independent accountants, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent accountants to management.

For 2003, all audit and non-audit services provided by our independent accountants were pre-approved.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (PROPOSAL 2)

The Board of Directors unanimously recommends a vote “FOR” this proposal.

The firm of Deloitte & Touche LLP currently serves as our independent accountants, and that firm conducted the audit of our accounts for fiscal year 2003. The Audit Committee has appointed Deloitte & Touche LLP to serve as independent accountants to conduct an audit of our accounts for fiscal year 2004.

Selection of our independent accountants is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent accountants. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of Captaris and our shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2005 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 2, 2004.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2005 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6.3 and 3.3.1 of the Bylaws, as applicable, must be received by the Secretary no earlier than February 3, 2005 and no later than March 7, 2005. Notices should be sent to: the Secretary, Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.

For proposals that are not timely filed, Captaris retains discretion to vote proxies it receives. For such proposals that are timely filed, Captaris retains discretion to vote proxies it receives provided that (1) Captaris includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Captaris 2003 Annual Report to Shareholders, which includes the Captaris Annual Report on Form 10-K for the fiscal year ended December 31, 2003, accompanies this Proxy Statement. Additional copies may be obtained from the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004.

By Order of the Board of Directors,

/s/ Peter Papano

Peter Papano
Chief Financial Officer and Secretary

April 1, 2004

CAPTARIS, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

10885 NE 4th Street

Bellevue, WA 98004

DIRECTIONS: (Please note that the NE 4th exit may be closed due to construction)

•	From I-405 going North or South, take the NE 8th Street exit heading West (Left if traveling North on 405, Right if traveling South) into downtown Bellevue.

•	Take a left at 110th Avenue (now headed southbound)

•	After passing NE 4th, take the first right into the parking garage

•	Take the elevators marked “PSE Building “to the lobby. From the lobby follow the signs to the 2004 Annual Meeting of Shareholders.

Parking

Parking validation coupons will be available at the meeting.

APPENDIX A

CAPTARIS, INC.

COMPENSATION COMMITTEE CHARTER

General

The Compensation Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Captaris, Inc. (the Company”) on the recommendation of the Governance Committee. The primary function of the Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executives, employees and directors who are not employees of the Company, and, in connection with the Company’s retirement, welfare and other benefit plans. The Committee shall have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Composition and Delegation

The Committee shall be composed of at least three members. Each member of the Committee shall be a member of the Board and shall (i) meet the independence requirements established by the Board and applicable laws, regulations and listing requirements, (ii) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (iii) be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed annually by the Board, on the recommendation of the Governance Committee, at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as Chairperson. The Board may remove any member from the Committee at any time with or without cause. The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers.

The Committee shall have the sole authority to engage or terminate any outside consultant that is retained to assist the Committee in the evaluation of Chief Executive Officer or executive officer compensation, including the sole authority to approve fees and other retention terms. As the Committee deems appropriate, it may also retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or retention terms for any such advisers.

Duties and Responsibilities

The Committee shall:

Compensation Philosophy and Goals

1.	Develop executive compensation philosophy and establish and annually review and approve policies regarding executive compensation programs and practices.

CEO and Executive Compensation

2.

Review, solicit input from entire Board and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation based on this evaluation. In determining the long-term incentive component of Chief Executive Officer compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Chief Executive Officer in past years.

3.	Review the Chief Executive Officer’s recommendations and approve annual compensation for the Company’s Specified Executives (CEO’s direct reports, officers and others designated by the Committee).

4.	Establish and oversee annual and long-term incentive compensation plans for the CEO and the Specified Executives.

5.	Recommend to the Board for its approval and, where appropriate, submission to the Company’s shareholders, incentive compensation plans and equity-based plans.

6.	Recommend to the Board for its approval changes to compensation policies and programs for the CEO and the Specified Executives.

7.	Review and approve all executive employment, compensation and retirement arrangements. (Includes any special hiring or termination arrangements.)

8.	Determine procedures for Board review of the Chief Executive Officer and for communicating such review to, the Chief Executive Officer. Receive from the CEO his/her review of Specified Executives and review such evaluations.

Board Compensation

9.	Annually review director compensation practices in relation to comparable companies.

10.	Recommend to Board, as appropriate, revisions to director compensation practices.

Stock Ownership Guidelines

11.	Develop, periodically review and recommend to the Board director and executive stock ownership guidelines and monitor progress toward meeting ownership guidelines.

General Compensation and Benefits Matters

12.	Consult periodically with the Chief Executive Officer and the top person in charge of Human Resources, regarding compensation and benefit matters deemed appropriate by them or the members of the Committee.

13.	Provide oversight regarding the Company’s retirement, welfare and other benefit plans, policies and arrangements on an as-needed basis.

Tax-Qualified & Nonqualified Benefit Plans

14.	Recommend to the Board for Board action (i) all Internal Revenue Service tax-qualified retirement plans and all plan amendments that are non-administrative in nature and (ii) all non-qualified benefit plans and all plan amendments that are non-administrative in nature.

15.	Approve and recommend to the Board for its action:

•	the designation of the trustee and the execution of trust agreements for any such plan or plans;

•	the termination, merger or consolidation of any such plan or plans; and

•	the extension of plan participation to employees of affiliates or subsidiaries.

16.	Periodically review plan administration, participation and regulatory compliance of nonqualified plans.

Nonexecutive Incentive Plans

17.	Review management’s recommendations for other nonexecutive corporate incentive plans and annually review plan goals and results.

18.	Specify terms of delegation of authority to approve stock option grants and other stock or stock-based awards, if and, as the Committee deems appropriate.

Reports

19.	Prepare the report on executive compensation required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Meetings and Budget

In accordance with the applicable provisions of the Company’s Bylaws, as amended from time to time, the Committee shall meet at such times and places, as the members deem advisable, and shall make such recommendations to the Board as the Committee considers appropriate. When appropriate, the Committee may meet in separate executive session with management, employees, general counsel, internal audit and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention. At each meeting of the Committee, an executive session of only the committee members shall be held.

For corporate budgeting purposes, the Chairperson of the Committee will each year submit to the CEO an annual budget for the Committee’s activities and will review status against the budget on a periodic basis.

Minutes

Minutes of each meeting shall be prepared by the Committee Chair or by his/her designee and sent to Committee members. Following an initial review by the Committee members, the Committee will provide the minutes to the Board. The Secretary of the Company shall archive the approved minutes. The Committee will also report to the Board on any significant matters arising from the Committee’s work, including awards for top executives and special executive employment, compensation and retirement arrangements.

Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

APPENDIX B

CAPTARIS, INC.

AUDIT COMMITTEE CHARTER

General

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Captaris, Inc. (the “Company”) on the recommendation of the Governance Committee. The primary function of the Committee is to represent and assist the Board with the oversight of (a) the integrity of the Company’s financial statements and internal controls (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the audit function by the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Composition and Delegation

The Committee shall be comprised of at least three members. Each member of the Committee shall be a member of the Board and meet the independence requirements established by the Board and applicable laws, regulations and listing requirements. Each member shall in the judgment of the Board have the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of appointment. At least one member of the Audit Committee shall in the judgment of the Board be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board meet the financial sophistication standard through accounting or related financial management experience in accordance with the requirements of the Nasdaq Stock Market. The members of the Committee shall be appointed annually by the Board, on the recommendation of the Governance Committee, at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as Chairperson. The Board may remove any member from the Committee at any time with or without cause.

The Committee shall have the sole authority and responsibility to appoint, determine funding for, oversee and, where appropriate, replace the independent auditor. As the Committee deems appropriate, it may also retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors. The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers.

Duties and Responsibilities

The Committee shall:

Engagement of Independent Auditor

1.	Select and retain, and terminate when appropriate, the independent auditor, and set and approve the independent auditor’s compensation; pre-approve all audit services to be provided by the independent auditor; and resolve disagreements between management and the independent auditor, with the understanding that the independent auditor shall report directly to and be overseen by the Committee.

2.	Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services and approve the fees for such services, other than de minimis non-audit services allowed by relevant law.

Evaluate Independent Auditor’s Qualifications, Performance and Independence

3.	At least annually, evaluate the independence, qualifications and performance of the independent auditor, including whether the provision by the independent auditor of permitted non audit services is compatible with independence; obtain and review a report, letter and/or written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engage in dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

4.	Ensure that the independent auditor’s lead partner and reviewing partner are replaced at least once every five years.

Review Financial Statements and Financial Disclosures

5.	Review with the independent auditor: (a) the scope and result of the audit (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any question, comments or suggestions the auditor’s have relating to the internal controls, and accounting practices and procedures of the Company or its subsidiaries.

6.	Review with management and the independent auditor the annual and quarterly financial statements of the Company, including: (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission, and (c) the items required by Statement of Auditing Standards (“SAS”) No. 61 in the case of the annual statements, and SAS No. 71 in the case of the quarterly statements, SAS No. 89 and SAS No. 90, all as amended from time to time.

7.	Recommend to the Board based on the described review procedures, whether the financial statements should be included in the annual report on Form 10K.

8.	Review and approve earnings press releases, press releases and reports on Form 8-K involving financial information, and earnings guidance provided to any person outside the Company (including analysts, broker-dealers, investment advisers, institutional investment managers and investment companies) all in advance of release.

Periodic Assessment of Accounting Practices and Policies and Risk and Risk Management

9.	Obtain and review timely reports from the independent auditor regarding (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

10.	Review with the independent auditor and management: (a) the adequacy and effectiveness of the systems of internal controls (including any reportable conditions, significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon, including any reports by management regarding any fraud that involves management or other employees who have a significant role in the Company’s internal controls), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

11.	Review with management, at least annually, the costs versus benefit of establishing an internal audit function.

12.	Monitor Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

13.	Review: (a) the status of compliance with laws and regulations applicable to the Company; and (b) the scope and status of systems designed to promote Company compliance with such laws and regulations, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

Material and Related-Party Transactions

14.	Review and approve, and recommend to the Board for approval, material transactions (generally those that are in excess of the CEO’s spending limits established by the Board from time to time) that are not a normal part of the Company’s business.

15.	Review and approve all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

Complaint Procedures and Ethics Compliance

16.	Establish, after consultation with the Governance Committee, (a) procedures for the receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.	Consult with and support the Governance Committee with respect to the development of, and monitoring compliance with, (a) a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time; and (b) a code of conduct applicable to all directors, officers and employees pursuant to and to the extent required by regulations applicable to the Company from time to time.

Hiring Policies and Delegation

18.	Establish policies for the hiring of employees and former employees of the independent auditor and assist in the evaluation of senior financial management personnel.

19.	Designate officers and employees who can act on behalf of the Company to execute transactions in the ordinary course of business under previously approved banking, borrowing, and other financing agreements.

Proxy Statement Report of Audit Committee

20.	Prepare the audit committee report required by the rules of the SEC to be included in the Company’s proxy statement

Operating Plan and Investment Policy

21.	Monitor progress on the Board approved annual operating plan and plans for present and future capital needs of the Company.

22.	Review the Company’s investment policy at least annually for appropriateness and monitor compliance.

Meetings

In accordance with the applicable provisions of the Company’s Bylaws, as amended from time to time, the Committee shall meet (at least four times each year) at such times and places as the members deem advisable. When appropriate, the Audit Committee may meet in separate executive session with management, employees, general counsel, internal audit and the independent auditor to discuss matters that the Committee or other groups believe warrant the Committee attention.

Minutes and Budget

Minutes of each meeting shall be prepared by the Committee Chair or by his/her designee and sent to Committee members. Following an initial review by the Committee members, the Committee will provide the minutes to the Board. The Secretary of the Company shall archive the approved minutes. The Committee shall also report to the Board on any significant matters arising from the Committee’s work, including with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors.

For corporate budgeting purposes, the Chairperson of the Committee will each year submit to the CEO an annual budget for the Committee’s activities and will review status against the budget on a periodic basis.

Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

APPENDIX C

CAPTARIS, INC.

GOVERNANCE COMMITTEE CHARTER

General

The Governance Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Captaris, Inc. (the “Company”) on the recommendation of the Chairperson of the Board (if the Chairperson is an independent director), the Lead Independent Director (if appointed) and the Chairpersons of the Audit, Governance and Compensation Committees. The primary function of the Committee is to (i) identify individuals qualified to become members of the Board, (ii) approve and recommend to the Board director candidates, (iii) develop, update as necessary and recommend to the Board corporate governance principles and policies, applicable to the Company, and (iv) monitor compliance with such principles and policies. The Committee shall have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Composition and Delegation

The Committee shall be comprised of at least three members. Each member of the Committee shall be a member of the Board and meet the independence standards required by the Board and applicable laws, regulations and listing requirements. The members of the Committee shall be appointed annually by the Board, on the recommendation of the Chairperson of the Board (if the Chairperson is an independent director), the Lead Independent Director (if appointed) and the Chairpersons of the Audit, Governance and Compensation Committees, at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as Chairperson. The Board may remove any member from the Committee at any time with or without cause. The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers.

The Committee shall have sole authority to retain and terminate any search firm that is used to identify director candidates and the sole authority to approve fees and other retention terms. As the Committee deems appropriate, it may also retain independent counsel, accounting and other consultants to assist the Committee without seeking further Board approval with respect to the selection, fees or retention terms for any such advisers.

Duties and Responsibilities

The Committee shall:

Director Selection

1.	Review, approve and recommend for Board consideration director candidates based on the Director Selection Guidelines outlined in Exhibit A to this Charter, and advise the Board with regard to nomination or election of director candidates.

2.	Periodically review, approve and recommend to the Board appropriate revisions to the Director Selection Guidelines outlined in Exhibit A to this Charter.

3.	Determine procedures for the review, approval and recommendation of director candidates, as appropriate.

Board and Board Performance

4.	Periodically review and recommend to the Board the appropriate size of the Board.

5.	Periodically review appropriateness of any restrictions on Board service, such as term limits and retirement policy.

6.	Establish performance criteria/expectations for directors in areas of attendance, preparedness, candor and participation.

7.	Establish, coordinate and review with Chairperson of Board criteria and method for evaluating the effectiveness of the Board.

Board Leadership

8.	Develop and recommend to the Board procedures for selection of the Chairperson of the Board.

9.	Develop and recommend to the Board procedures for Board review of the Chairperson of the Board, and for communicating such review to, the Chairperson of the Board.

Board Relationship to Senior Management

10.	Monitor process and scope of director access to Company management and employees and communications between directors and Company management and employees.

Meeting Procedures

11.	Develop, in consultation with the Chairperson of the Board and the CEO, an annual meeting calendar for Board.

12.	Ensure that executive sessions take place regularly in conjunction with scheduled Board meetings.

13.	Develop process for preparing agendas for, organizing and running Board meetings in coordination with the Chairperson and CEO.

14.	Determine the subject matter, detail and appropriate timing for distribution of Board materials to allow directors adequate time to review materials and prepare for meetings.

Board Committee Matters

15.	Recommend to Board, as appropriate, number, type, functions, structure and independence of committees.

16.	Annually recommend to Board director membership on Board committees and advise Board and/or committees with regard to selection of Chairpersons of committees (provided that membership on the Governance Committee shall be recommended to the Board by the Chairperson of the Board (if the Chairperson is an independent director) the Lead Independent Director (if appointed) and the Chairpersons of the Audit, Governance and Compensation Committees).

17.	Establish and coordinate with applicable committee Chairperson criteria and method for evaluating the effectiveness of the committees.

Management Selection and Development

18.	Determine procedures for selection of the CEO and, in consultation with the CEO, other senior management.

19.	Develop guidelines for and monitor compliance with long-range succession planning.

20.	Develop and maintain in consultation with the Board and the CEO a short-term succession plan for unexpected situations affecting the CEO and senior management.

21.	Monitor procedures relating to executive development.

Director Orientation and Continuing Education

22.	Periodically review and recommend revisions, as appropriate, to the Company’s director orientation program.

23.	Monitor, plan and support budgeted continuing education activities of the directors.

Governance Policies

24.	Develop and periodically review and recommend to the Board in consultation with the Audit Committee appropriate revisions to a code of conduct applicable to the Company’s directors, officers and employees pursuant to and at a minimum to the extent required by regulations applicable to the Company from time to time.

25.	Develop and periodically review and recommend to the Board in consultation with the Audit Committee appropriate revisions to a code of ethics applicable to the Company’s senior financial officers pursuant to and at a minimum to the extent required by regulations applicable to the Company from time to time.

26.	Monitor compliance with and the effectiveness of the aforementioned codes.

27.	Consult with and support the Audit Committee with respect to the establishment of (a) procedures for receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

28.	Develop, review and recommend to the Board, as appropriate, other principles and policies relating to corporate governance; and monitor compliance with and the effectiveness of such principles and policies, as appropriate.

Meetings and Budget

In accordance with the applicable provisions of the Company’s Bylaws, as amended from time to time, the Committee shall meet at such times and places as the members deem advisable, and shall make such recommendations to the Board as the Committee considers appropriate. When appropriate, the Committee may meet in separate executive session with management, employees, general counsel, internal audit and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention. At each meeting of the Committee, an executive session of only the committee members shall be held.

For corporate budgeting purposes, the Chairperson of the Committee will each year submit to the CEO an annual budget for the Committee’s activities and will review status against the budget on a periodic basis.

Minutes

Minutes of each meeting shall be prepared by the Committee Chairperson or by his/her designee and sent to Committee members. Following an initial review by the Committee members, the Committee will provide the minutes to Board. The Secretary of the Company shall archive the approved minutes. The Committee will also report to the Board on any significant matters arising from the Committee’s work.

Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

EXHIBIT A

CAPTARIS, INC.

Director Selection Guidelines

The Charter of the Governance Committee (the “Committee”) of the Board requires the Committee to develop and periodically review and recommend to the Board appropriate revisions to these Director Selection Guidelines. The following guidelines have been adopted by the Board upon the recommendation of the Committee.

Director Qualifications

When considering potential director candidates for nomination or election, directors should consider the following qualifications, among others, of each director candidate:

1.	High standard of personal and professional ethics, integrity and values;

2.	Training, experience and ability at making and overseeing policy in business, government and/or education sectors;

3.	Willingness and ability to keep an open mind when considering matters affecting interests of the Company and its constituents;

4.	Willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership;

5.	Willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs;

6.	Willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and

7.	Willingness to act in the best interests of the Company and its constituents, and objectively assess Board, committee and management performances.

Board Composition Selection Criteria

The Board believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board composition should be considered when determining Board needs and evaluating director candidates to fill such needs:

1.	Independence;

2.	Diversity (e.g., age, geography, professional, other);

3.	Professional experience;

4.	Industry knowledge (e.g., relevant industry or trade association participation);

5.	Skills and expertise (e.g., accounting or financial);

6.	Leadership qualities;

7.	Public company board and committee experience;

8.	Non-business-related activities and experience (e.g., academic, civic, public interest);

9.	Board continuity (including succession planning);

10.	Board size;

11.	Number and type of committees, and committee sizes; and

12.	Legal and other applicable requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Selection Procedures

Potential director candidates should be referred to the Chairperson of the Committee for consideration by the Committee and possible recommendation to the Board. The Committee shall maintain a list of director candidates to consider and propose to the Board, as required. If necessary or desirable in the opinion of the Committee, the Committee will determine appropriate means for seeking additional director candidates, including engagement of any outside consultant to assist the Committee in the identification of director candidates.

The Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Committee, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information.

The Committee shall decide on the appropriate means for the review and approval of individual director candidates, including current directors, and the recommendation of director candidates to the Board. In the event of a vacancy on the Board, the Chairperson of the Committee shall initiate the effort to identify appropriate director candidates.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CAPTARIS, INC.

The undersigned hereby appoints David P. Anastasi and Peter Papano, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Captaris, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Tuesday May, 4, 2004 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED. WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here For Address Change or Comments	☐
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